Exhibit 10.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT (this “Amendment”) is entered into this 28th day of January, 2016, by and between IPT BTC I GP LLC, a Delaware limited liability company (the “General Partner”) and Industrial Property Advisors LLC, a Delaware limited liability company (the “Advisor”). The General Partner is an indirect subsidiary of Industrial Property Trust Inc., a Maryland corporation (“IPT”).

RECITALS:

A. The General Partner and the Advisor are parties to that certain Amended and Restated Agreement, effective as of February 12, 2015, as amended by Amendment No. 1 to Amended and Restated Agreement, dated November 25, 2015 (collectively, the “Agreement”). Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.

B. Pursuant to Exhibit J to the Partnership Agreement, the General Partner is entitled to receive a promote in the form of Carried Interest Distributions, in the event certain return thresholds are achieved (the “GP Promote”). Pursuant to the Agreement, the General Partner has agreed to share with the Advisor a portion of the GP Promote received by the General Partner from the Partnership equal to forty percent (40%) of the percentage interest of the Partnership held by partners other than IPT affiliates. The General Partner and the Advisor desire to amend the Agreement to increase the portion of the GP Promote that the General Partner will share with the Advisor to sixty percent (60%) of the percentage interest of the Partnership held by partners other than IPT affiliates.

NOW THEREFORE, the General Partner and the Advisor hereby agree to amend the Agreement as follows:

1. Paragraph E in the Recitals section of the Agreement is hereby replaced in its entirety with:

E. Pursuant to Exhibit J to the Partnership Agreement, the General Partner is entitled to receive a promote in the form of Carried Interest Distributions, in the event certain return thresholds are achieved (the “GP Promote”). The General Partner desires to share with the Advisor a portion of the GP Promote received by the General Partner from the Partnership equal to sixty percent (60%) of the percentage interest of the Partnership held by partners other than IPT affiliates (the “Shared Portion”). The General Partner shall retain the remaining portion of the GP Promote, which retained amount shall be distributable to IPT through its wholly-owned subsidiaries.

The General Partner and the Advisor acknowledge and agree that except as set forth herein, all other terms of the Agreement are reaffirmed and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

IPT BTC I GP LLC

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

By:	/s/ Dwight L. Merriman
Dwight L. Merriman
Chief Executive Officer

Industrial Property Advisors LLC

By:	Industrial Property Advisors Group LLC, a Delaware limited liability company, its sole member

By:	/s/ Evan H. Zucker
Evan H. Zucker
Manager

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